Exhibit 23.1
CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of Double Eagle Petroleum Co. on Form S-8 of our report dated March 13, 2008, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K for the three years ended December 31, 2007.
/s/ Hein & Associates LLP
Hein & Associates LLP
Denver, Colorado
December 8, 2008